The PB Series Trust
                Schedule of Computation of Performance Quotation

1.       Average Annual Total Return:

                  Formula:  P(1+T)n=ERV
                  T    =    average total return;
                  ERV  =    ending redeemable value of a hypothetical
                            $1,000 payment made at the beginning of the
                            1, 5 or 10 year (or other) periods at the
                            end of the applicable period (or a fractional
                            portion thereof);
                  P    =    hypothetical initial payment of $1,000; and
                  n    =    period covered by the computation, expressed
                            in years and portion of a year

2.       Aggregate Total Return:
                  Formula:                                       (ERV/P)-1